Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

The parties to this Severance Agreement and Release ("Agreement") are Yellow Corporation (hereinafter referred to as the "Company") and James Faught (hereinafter referred to as "Employee").

The Company is undergoing a reduction in force (the "RIF"). In conjunction with the RIF, Employee's employment will be terminated effective December 8, 2022 (the "Separation Date").

In consideration of the mutual promises set forth herein, which constitute good and valuable consideration, Employee and the Company agree as follows:

1.
Severance Pay. In exchange for Employee's promises contained herein, the Company agrees:
a.
To pay Employee an amount equal to Employee's base salary for the period beginning on the Effective Date of this Agreement and continuing for a period of eighteen (18) months (the "Severance Period"). The total payment for eighteen (18) months of base salary is $450,000.00, which will be paid in installments in accordance with the Company's regularly scheduled pay cycle, subject to appropriate withholdings and deductions. Payments will begin on the first or second regularly scheduled pay date following the Effective Date of this Agreement and all other conditions to payment herein have been met, including compliance with Paragraph 3. Provided Employee signs and returns this Agreement to the Company, the "Effective Date" of this Agreement shall be the eighth (8th) day after Employee signs this Agreement.
b.
As of the last day of the month in which Employee's Separation Date occurs, Employee will become ineligible to participate in the Company's health insurance program subject to Employee's right, if any, to continuation coverage under COBRA. Thereafter, if applicable, coverage will be made available to Employee at Employee's sole expense (/.e., Employee will be responsible for the full COBRA premium) for the remaining months of the COBRA coverage period made available pursuant to applicable law.
c.
Any equity-based awards granted to Employee will be subject to the terms and conditions of the Company equity incentive plan and its respective award document, which provide for the vesting of awards representing 33,952 shares of Company stock.
2.
Consideration. Employee acknowledges that Employee is not otherwise entitled to the consideration set forth in Paragraph 1(a) and that Employee is receiving the consideration set forth in Paragraph 1(a) solely in exchange for the promises in this Agreement. Except as otherwise specifically (i) provided in this Agreement; (ii) required pursuant to the terms of the Company's compensation and benefit programs; or (iii) required by COBRA or other applicable law, Employee shall not be entitled to any compensation or benefits or to participate in any past, present or future Company employee benefit programs or arrangements (including, without limitation, any severance plan, program or arrangement) on or after Separation Date. Employee acknowledges that Employee has received all compensation in any form to which Employee may be entitled. Employee has been fully compensated for all hours worked and has received all other compensation Company owed to Employee, if any.
3.
Return of Company Property. If Employee has not done so already, Employee must, before receiving any payment pursuant to Paragraph 1(a) of this Agreement, return all property belonging to the Company, including but not limited to corporate credit cards, keycard, mobile phones, computer equipment, files, records, computer access codes, computer software, business plans, instruction manuals, and any other property that

Employee has prepared or helped to prepare in conjunction with Employee's employment with the Company.
4.
Confidential Information. Employee agrees that Employee shall not, directly or indirectly, use or disclose to any person or entity other than the Company any Confidential Information (defined below) for any purpose. "Confidential Information" means any non-public information relating to the Company or the business, assets, operations or financial affairs of the Company, whether or not in written form and whether or not expressly designated as confidential, including any information consisting of or otherwise relating to trade secrets, know-how, technology, operations, processes, products, services, personnel, plans, prospects, customers, customer lists, customer preferences, contracts, proposals, suppliers, pricing, referral sources, marketing or sales techniques or plans, market analyses, programs, operations manuals, service manuals, labor and employment policies, strategies and positions, or financial information and projections. Employee understands that any Confidential Information that has been divulged to Employee has been done so in confidence, and agrees that the disclosure of Confidential Information to a competitor or any other person or entity would cause irreparable harm to the Company. If Employee has any questions regarding what data or information would be considered by the Company to be Confidential Information subject to this provision, Employee agrees to contact Sean Saunders, Senior Vice President Human Resources via email @ sean.saunders@myyellow.com.
5.
Non-Solicitation of Employees. Employee shall not solicit or attempt to induce any employee of the Company to leave the employment of the Company or to become an employee of any competitor or any other person or entity from the Separation Date until 18-monthsfrom the Effective Date (the "No Solicitation Period").
6.
Non-Solicitation of Customers and Accounts. During the No Solicitation Period, Employee shall not, directly or indirectly: solicit any Customer or Account of the Company; assist any of the Company's competitors in soliciting any Customer or Account of the Company; induce or attempt to induce any Customer or Account of the Company to cease doing business with the Company; or interfere with the relationship between the Company and any Customer or Account of the Company. For purposes of this Agreement, a Customer or Account is any person or entity with whom Employee had contact with and/or knowledge of by reason of his/her employment with the Company during the one (1) year period prior to the Separation Date.
7.
Reasonableness of Restrictions. Employee agrees that Employee has read this entire Agreement and understands it. Employee agrees that Paragraphs 5 and 6 of this Agreement do not prevent Employee from earning a living or pursuing Employee's career. Employee agrees that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company's legitimate business interests. Employee represents and agrees that Employee is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, Employee and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and Employee agrees to be bound by this Agreement as modified.

8.
Reasonable Assistance. If the Company becomes involved in any legal action relating to events that occurred during Employee's employment, Employee shall cooperate to the fullest extent possible in the preparation, prosecution, or defense of the Company's case, including, but not limited to, the execution of affidavits or documents or providing of information requested by the Company. Reasonable out-of-pocket expenses related to such assistance will be reimbursed by the Company if Company's approval is obtained in advance.
9.
Non-disparagement. Employee agrees that Employee will not, in any way, disparage the Company or any of the Released Parties (defined below). Employee further agrees Employee will not make, nor solicit, any comments, statements, or the like to the media, or to others, that may be considered to be derogatory or detrimental to the good name or business reputation of the Company. Employee's non-disparagement obligations under this Paragraph 9 do not interfere with or restrict Employee's ability to communicate with any federal, state, or local agency, including with which a charge or complaint has been filed.
10.
Employee's Death. If Employee dies prior to receipt of any payments that this Agreement provides, Company will pay any remaining payments to Employee's estate (subject to the other terms and conditions of this Agreement), except to the extent that Employee's current or future beneficiary designation forms for Company benefit plans that utilize such forms provide otherwise.
11.
General Release and Waiver.
a.
In exchange for the Company's promises set forth in this Agreement, Employee, including Employee's heirs, administrators, executors, spouse, if any, successors, estate, representatives and assigns and all others claiming by or through Employee, voluntarily and knowingly releases the Company, its parent companies, their subsidiaries, divisions, affiliates, related companies, predecessors, successors, partners, members, directors, officers, trustees, employees, independent contractors, consultants, stockholders, owners, attorneys, agents, benefit plans, subrogees, insurers, representatives and assigns, whether alleged to have acted in their official capacities or personally (collectively, the "Released Parties") completely and forever, from any and all claims, causes of action, suits, contracts, promises, or demands of any kind, which Employee may now have, whether known or unknown, intentional or otherwise, from the beginning of time to the Effective Date of this Agreement.
b.
Employee understands that this Agreement releases, waives and forever discharges liability arising under contract, tort or other common law, including, without limitation, breach of contract, fraud, estoppel, misrepresentation, bad faith, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation, violation of public policy and invasion of privacy whether arising, occurring, or existing at any time prior to the signing of this Agreement. Employee acknowledges that Employee has not made any claims or allegations, the factual foundation for which involves discrimination, retaliation, harassment or sexual assault or abuse.
c.
Employee understands and agrees that this Agreement covers all claims described in this Paragraph 11, including, but not limited to, any alleged violation of the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964, as amended; Americans with Disabilities Act; Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act; the Fair Labor Standards Act, to the extent permitted by law; the Occupational Safety and Health Act of 1970; Kansas Act Against Discrimination, K.S.A. § 44-1001, et seq.; Kansas Age Discrimination in Employment Act, K.S.A. § 44-1111, etseq.; Kansas Commission on Civil Rights Rules and Regulations, Kan. Admin. Regs. Vol. 1, Agency 21; Kansas Equal Pay Law, K.S.A. § 44.1205; Kansas Infectious Disease Act, K.S.A. § 65- 6001, etseq.; Kansas Minimum Wage and Maximum Hour Law, K.S.A. 44.1201, etseq.; Kansas Statutory Provisions Regarding Discrimination Against Military Personnel, K.S.A. §§ 44-1125 to 44-1128; Kansas Statutory Provisions Regarding Discrimination or Retaliation Against Victims of Domestic Violence, K.S.A. §§ 44-1131 to 44-1133; and any other federal, state or local civil, labor, pension, wage-hour or human rights law, federal or state public policy, contract or tort law; any claim arising under federal or state common law, including, but not limited to, constructive or wrongful discharge or intentional or negligent infliction of emotional distress; and any claim for costs or attorney's fees.

d.
Employee represents, warrants and agrees that Employee has received from the Company all wages, vacation pay and benefits, if any, potentially due to him/her pursuant to federal and state law and under Company policy, including any overtime pay if applicable. It is the parties' intent to release all liability that can legally be released but no more than that. Employee states that Employee is aware of no facts (including any injuries or illnesses) that might lead to his/her filing of a workers' compensation claim against the Company. This Agreement expressly releases claims under the False Claims Act to the fullest extent permitted by law. To the extent that a court of competent jurisdiction were to conclude that pre-filing releases of claims under the False Claims Act are not enforceable absent government knowledge of the alleged claims, the parties agree that Employee shall be permitted to participate in any legal proceedings under the False Claims Act. But, Employee specifically waives, to the fullest extent permitted by law, any rights he may have to receive any monetary award from such proceedings.
12.
Medicare Secondary Payer. Employee is aware of no medical expenses that Medicare has paid and for which the Company is or could be liable now or in the future. Employee agrees and affirms that, to the best of Employee's knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

The parties have not shifted responsibility for medical treatment to Medicare in contravention of 42 U.S.C. § 1395y(b). The parties made every effort to adequately protect Medicare's interest and incorporate such into the severance terms, and to comply with both federal and state law. The parties acknowledge and understand that any present or future action or decision by the Centers for Medicare & Medicaid Services or Medicare on this Agreement, or Employee's eligibility or entitlement to Medicare or Medicare payments, will not render this Agreement void or ineffective, or in any way affect the finality of this Agreement. Employee represents and agrees that he/she will indemnify, defend and hold the Company harmless from any and all claims, liens, Medicare conditional payments and rights to payment, known or unknown, arising from any and all charges for medical treatment Employee has received or will receive in the future. If any governmental entity, or anyone acting on behalf of any governmental entity, seeks reimbursement or damages (including multiple damages) from the Company relating to Employee's alleged past or future medical expenses, injuries, or claims, Employee will defend and indemnify the Company, and hold the Company harmless from any and all such damages (including multiple damages), claims, liens, Medicare conditional payments and rights to payment, including any attorney's fees and costs sought by such entities. Employee agrees to waive any and all private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A), et seq.

13.
Reports to Government Entities. Nothing in this Agreement, including the Release of Claims, Confidential Information, and Non-Disparagement clauses, restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission ("EEOC"), the Department of Labor ("DOL"), the National Labor Relations Board ("NLRB"), the Department of Justice ("DOJ"), the Securities and Exchange Commission ("SEC"), the Congress, and any agency Inspector General (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law. However, Employee is waiving Employee's right to receive any individual monetary relief resulting from such claims, regardless of whether Employee or another party has filed them, and in the event Employee obtains such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement, except where such limitations are prohibited as a matter of law (e.g., under the Sarbanes-Oxley Act of 2002, 18 U.S.C.A. §§ 1514A). Employee does not need the prior authorization of the Company to engage in such communications, respond to such inquiries, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. Employee is not required to notify the Company that Employee has engaged in such communications with the Regulators.
14.
Employee Rights. This Agreement does not: (a) release or waive any rights Employee may have, if any, to pension benefits which may have vested while Employee was employed by Company (which, in the avoidance of doubt, include but is not limited to all defined benefit pension plans, transferred executive supplemental retirement plans, and supplemental executive pension plans); (b) release or waive any rights that cannot by law be released or waived by private agreement; (c) release or waive any workers compensation claim filed and properly disclosed to the Company before the Separation Date; or (d) affect or limit Employee's ability to challenge this Agreement's compliance with notice and time-period requirements of the Age Discrimination in Employment Act ("ADEA").
15.
Employee Promises. Employee warrants that: (a) Employee has no pending charges or lawsuits against the Company; (b) Employee has not suffered a work-related injury that Employee has not properly disclosed to the Company; and (c) Employee has been paid in full all wages due and owing to the Employee for any and all work performed for the Company.
16.
Confidentiality. The terms of this Agreement, including its existence, shall remain confidential. Employee shall not publish or publicize the terms of this Agreement in any manner or with any person not a party to this Agreement. Employee shall not discuss or reveal the terms of this Agreement to any persons other than as necessary immediate family members, legal counsel, and/or financial advisors (the "Potential Third Party Recipients"). Employee agrees that Employee may only disclose the terms of this Agreement to any Potential Third Party Recipients if those individuals have been informed of, agreed to be bound by, the requirement to maintain the confidentiality of this Agreement and its terms, and that Employee shall indemnify the Company for any damages caused due to failure of the Potential Third Party Recipients to protect the confidentiality of such Agreement and its terms. Nothing in this Agreement shall prevent either Employee or the Company from responding accurately and fully to any question, inquiry or request for information when required by applicable law. In addition, nothing in this Agreement prohibits Employee from discussing or disclosing allegations relating to sexual harassment or sexual assault.
17.
Remedies and Forfeiture. In the event Employee fails to comply with the provisions of this Agreement, including specifically the restrictive covenants set forth in Paragraphs 5 and 6, the Company shall be relieved of its obligations to Employee under Paragraph 1(a) of this Agreement, and Employee shall immediately return to the Company ninety (90) percent of the consideration previously paid under Paragraph 1(a). The parties further agree that the portion of previously paid consideration that is not subject to forfeiture constitutes adequate, ongoing consideration for the Release of Claims. Provided, however, that nothing in this Agreement shall limit the Company's right to pursue additional remedies for Employee's violation of this Agreement. Moreover, Employee will remain bound by the provisions of this Agreement.
18.
No Admission of Wrongdoing. Employee and the Company understand and agree that the execution of this Agreement does not constitute an admission by either party of any wrongdoing. The Company expressly denies any liability or violation of law.
19.
Governing Law. This Agreement shall be governed and interpreted in all respects by the laws of the State of Kansas without regard to its conflict of laws provision.

20.
Severability. The provisions of this Agreement are severable. If any provision of this Agreement is adjudicated invalid or unenforceable, the remaining provisions will remain valid and enforceable.
21.
Review and Revocation Periods; Attorney Review. In compliance with the Older Workers Benefit Protection Act, Employee is hereby advised to consult with an attorney regarding the terms, meaning and impact of this Agreement. In addition, Employee understands and agrees that: (a) by signing this Agreement, Employee waives and releases any claims Employee might have against any of the Released Parties, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967; (b) Employee has forty-five (45) days from the date of receipt of this Agreement to consider whether or not to execute this Agreement, which Employee waives by virtue of Employee's execution of the Agreement during the consideration period; and (c) after Employee signs this Agreement and it becomes effective, Employee has seven (7) days from that date to change Employee's mind and revoke the Agreement. Revocation by Employee shall be in writing and shall be effective upon timely submission to Sean Saunders, Senior Vice President of Human Resources, via email at sean.saunders@myyellow.com. Employee further understands that, if Employee fails to sign the Agreement within forty-five (45) days of receipt or revokes the Agreement, the Company shall have no obligation to provide the consideration described in Paragraph 1(a) of this Agreement to Employee.

a. Employee understands and agrees that Employee has been offered this Agreement in connection with a group termination program (the "Separation Program"). Concurrently with Employee's receipt of this Agreement, Employee was provided with a separate document (Exhibit A, attached hereto) that identifies the class, unit or group of individuals covered by the Separation Program, eligibility factors for the Separation Program, time limits applicable to the Separation Program, the job titles and ages of all individuals eligible for the Separation Program, and the ages of all individuals in the same job classification or organizational unit who are not eligible for the Separation Program.

22.
Entire Agreement; Modifications. This Agreement embodies the entire agreement between the Company and Employee. Employee agrees that the Company has made no representations to induce the Employee to agree to the Agreement other than those set forth in the Agreement. This Agreement cannot be modified except by a written agreement.
23.
Internal Revenue Code ("IRC") Section 409A Compliance. To the extent applicable, it is the intent of the parties that this Agreement shall be applied and construed so as to comply with the requirements for an exemption from the requirements of IRC Section 409A or, if so determined by the Company, to satisfy any applicable IRC Section 409A requirements. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Employee pursuant to IRC Section 409A.
24.
Knowing and Voluntary. Employee acknowledges that Employee has carefully read this Agreement, is fully familiar with its contents, and understands its provisions. Employee agrees that this Agreement is written in a manner such that Employee understands it and has been signed knowingly and voluntarily. Employee signs this Agreement with an understanding of its significance and intending to be bound by its terms.
25.
Execution and Return of Agreement. Upon execution, please return all pages of the signed Agreement to Sean Saunders, Senior Vice President of Human Resources, via email at sean.saunders@myyellow.com.
26.
PLEASE READ THIS DOCUMENT CAREFULLY. IT IS A LEGAL DOCUMENT. IT INCLUDES AN AGREEMENT BY EMPLOYEE TO RELEASE ALL LIABILITY KNOWN AND UNKNOWN AGAINST THE COMPANY, ITS AFFILIATES, PARENTS, SUCCESSORS, PREDECESSORS, SUBSIDIARIES AND ALL DIRECTORS, OFFICERS, EMPLOYEES AND

AGENTS OF SUCH ENTITIES.

YRC Enterprise Services, Inc.

/s/ James Faught

Employee's Signature

James Faught

Employee's Printed Name

Dated: 1/16/2023

Employee's Phone Number

Employee's Home Address

Email Address

By: /s/ Sean Saunders

Company Representative's Signature

Sean Saunders

Company Representative's Printed Name

Senior Vice President of Human Resources

Company Representative's Title

Dated: 1/17/2023